CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 and Proxy Statement of Meidell Tactical Advantage ETF, a series of Advisorshares Trust, and to the use of our report dated August 26, 2011 on the financial statements and financial highlights of Dent Tactical ETF and Meidell Tactical Advantage ETF, each a series of Advisorshares Trust. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Proxy Statement/Prospectus on Form N-14.

Philadelphia, Pennsylvania

June 13, 2012